EXHIBIT 2.1




                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG
                  EXECUTIVE TELECARD, LTD. D/B/A EGLOBE, INC.,
                         EGLOBE MERGER SUB NO. 2, INC.,
                                  TELEKEY, INC.
                                       AND
                        THE STOCKHOLDERS OF TELEKEY, INC.










                    DATED AS OF THE 3RD DAY OF FEBRUARY, 1999


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                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into this 3rd day of February, 1999, by and among EXECUTIVE TELECARD, LTD. D/B/A EGLOBE, INC., a Delaware corporation, ("Acquiror"), EGLOBE MERGER SUB NO. 2, INC., a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Merger Sub"), TELEKEY, INC., a Georgia corporation (the "Company"), and the stockholders of the Company executing this Agreement on the signature pages below (the "Stockholders").

                  WHEREAS, the parties hereto wish to provide that, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law ("Delaware Law") and Georgia Business Corporation Code ("Georgia Law"), the Company will merge with and into Merger Sub.

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

         SECTION 1.1.      THE MERGER.

                  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law and Georgia Law, at the Effective Time (as defined in Section 1.2) Merger Sub shall be merged with and into the Company (the "Merger"). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (sometimes referred to herein as the "Surviving Corporation") and a wholly owned subsidiary of Acquiror. The name of the Surviving Corporation shall be TeleKey, Inc.

         SECTION 1.2.      EFFECTIVE TIME.

                  At the Closing (as defined in Section 1.6), the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Georgia Secretary of State and a certificate of merger (the "Certificate of Merger") with the Delaware Secretary of State, in such form as required by, and executed in accordance with the relevant provisions of, Georgia Law and Delaware Law, and in such form as approved by the Company and Acquiror prior to such filing (the date and time of the filing and acceptance of the

Articles of Merger and the Certificate of Merger or such subsequent date or time specified therein being the "Effective Time").

         SECTION 1.3.      EFFECT OF THE MERGER.

                  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law and Georgia Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.4.      ARTICLES OF INCORPORATION, BYLAWS.

                  At the Effective Time, (a) the articles of incorporation of the Company, as in effect immediately prior to the Effective Time and as amended by the Articles of Merger, shall be the articles of incorporation of the Surviving Corporation, and (b) the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

         SECTION 1.5.      DIRECTORS AND OFFICERS.

                  The directors of Merger Sub (or such other or additional individuals as Acquiror may designate prior to Closing) shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation; and the officers of Merger Sub shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. The parties anticipate that after the Effective Time, Messrs. David J. McDaniel, Sanford H. Levings, Jr. and Harold M. Solomon will become officers of the Surviving Corporation and employees of the Acquiror.

         SECTION 1.6.      CLOSING.

                  Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place as promptly as practicable after satisfaction of the latest to occur or, if permissible, waiver of the conditions set forth in Article IX hereof (the "Closing Date"), at the offices of Acquiror, 4260 E. Evans Avenue, Denver, CO 80222 unless another date or place is agreed to in writing by the parties hereto.

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         SECTION 1.7.  SUBSEQUENT ACTIONS.

                  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be directed and authorized to execute and deliver, in the name and on behalf of either of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

         SECTION 1.8.      TAX TREATMENT OF THE MERGER.

                  For federal income tax purposes, the parties shall treat the Merger as a tax-free reorganization under the provisions of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code") and shall use reasonable efforts to so qualify the transaction.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

         SECTION 2.1.      CONVERSION OF SECURITIES.

                  At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or the holders of the following securities:

                  (a) Company Stock. All of the shares of common stock, no par value of the Company ("Company Stock"), issued and outstanding immediately prior to the Effective Time (excluding any shares described in Section 2.1(c)), shall be converted into and exchanged for, in the aggregate, the right to receive (i) on the Closing Date, 1,010,000 shares (the "Tranche 1 Shares") of Series F Convertible Preferred Stock, par value $.001 per share, of Acquiror ("Acquiror Convertible Preferred Stock") the terms of which are set forth in the Certificate of Designations for the Acquiror Convertible Preferred Stock in the form attached hereto as Exhibit A ("Certificate of Designations"), which shares shall be issued by Acquiror irrespective of whether the Surviving Corporation attains its Projected Revenue and Projected Adjusted EBITDA goals set forth in the Side Letter (as defined below); (ii)

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on the earlier of March 30,  2001 or the date on which  Acquiror  publishes  its
Year End 2000 financial results, a number of shares (the "Tranche 2 Shares") of Acquiror Convertible Preferred Stock (not to exceed 1,010,000 shares) to be determined pursuant to a side letter agreement of even date herewith between Acquiror and the Stockholders attached hereto as Exhibit B (the "Side Letter") plus (iii) on the Closing Date, the amount of ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($125,000.00) in cash plus (iv) on the Closing Date a promissory note in the amount of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00) (the "Promissory Note") in the form attached hereto as Exhibit C (collectively, the "Purchase Price"). The Purchase Price shall be allocated among the Stockholders in the proportions set forth opposite the names of such Stockholders in the column on
Schedule 2.1 entitled "Purchase Price Payable at Closing" (the "Stockholder Percentages"), with the cash portion being paid by check or wire transfer of immediately available funds to accounts specified by the Stockholders in written instructions to Acquiror at least three (3) business days prior to the Closing Date. All such shares of Company Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the shares of Acquiror Convertible Preferred Stock and cash pursuant to this Section 2.1(a). The holders of certificates previously evidencing such shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock, except as otherwise provided herein or by law. Each such certificate shall be exchanged for certificates evidencing the appropriate number of shares of Acquiror Convertible Preferred Stock and the appropriate cash amount as set forth on Schedule 2.1 upon the surrender of such certificate as provided in Section 2.2.

                  (b) Terms of Acquiror Convertible Preferred Stock. The terms of the Acquiror Convertible Preferred Stock shall be as set forth in the Certificate of Designations, which terms include various adjustments through adjustments to the conversion price of the Acquiror Convertible Preferred Stock.

                  (c) Treasury Stock. All shares of capital stock of the Company held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no Acquiror Convertible Preferred Stock, cash or other consideration shall be delivered or deliverable in exchange therefor.

                  (d) Merger Sub Stock. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) duly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                  (e) Rights. Pursuant to the Acquiror's Rights Agreement dated as of February 18, 1997, and amended as of October 1, 1997, between Acquiror and

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American Stock Transfer & Trust Company,  as Rights Agent (the "Acquiror  Rights
Plan"), the issuance of each share of common stock of Acquiror (the "Acquiror Common Stock") upon conversion of one or more shares of Acquiror Convertible Preferred Stock shall be accompanied by the associated right under the Acquiror Rights Plan.

         SECTION 2.2.      EXCHANGE OF CERTIFICATES.

                  At the Closing, the Stockholders shall deliver to Acquiror certificates evidencing all of the outstanding shares of Company Stock as of the Effective Time duly endorsed in blank or with duly executed stock powers attached. In exchange therefor, Acquiror shall deliver to the Stockholders at Closing certificates evidencing the shares of Acquiror Convertible Preferred Stock issuable pursuant to Section 2.1(a).

         SECTION 2.3.      STOCK TRANSFER BOOKS.

                  At the Effective Time, the stock transfer books of the Company with respect to all shares of capital stock of the Company shall be closed and no further registration of transfers of such shares of capital stock shall thereafter be made on the records of the Company.

         SECTION 2.4       RELEASE OF STOCKHOLDER DEBT.

                  Prior to the Effective Time, the Stockholders shall cause all indebtedness of the Company to Stockholders to be released without any liability to or payment by the Company. Such release shall not result in the Company recognizing any income for federal or state income tax purposes and shall be in form acceptable to Acquiror.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

                  The Company and the Stockholders hereby jointly and severally represent and warrant to Acquiror and Merger Sub as follows:

         SECTION 3.1.      ORGANIZATION AND QUALIFICATION.

                  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. The Company has the requisite power and authority to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its business as now being conducted and as proposed to be conducted and to perform the terms of this

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Agreement  and  the  transactions  contemplated  hereby.  The  Company  is  duly qualified to conduct its business, and is in good standing, in each jurisdiction in which the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary. The Company has no subsidiaries or any equity interest or other investment in any person, except for a one hundred percent (100%) interest in TeleKey, LLC, a Delaware limited liability company ("LLC"). LLC was duly formed, and is validly existing and in good standing under the laws of the State of Delaware. All references to the "Company" shall be deemed to include LLC, except as used in Section 3.3.

         SECTION 3.2.      ARTICLES OF INCORPORATION AND BYLAWS.

                  The Company has heretofore delivered to Acquiror a complete and correct copy of the articles of incorporation and bylaws of the Company and the articles of organization and operating agreement of LLC, each as amended to date. Such articles of incorporation, bylaws and other organizational or governing documents are in full force and effect. Neither the Company nor LLC is in violation of any of the provisions of its articles of incorporation or bylaws or other organizational or governing document.

         SECTION 3.3.      CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists of one hundred thousand (100,000) shares of Company Common Stock, of which three thousand (3,000) shares are issued and outstanding. All of the issued and outstanding shares of Company Common Stock are owned beneficially and of record by the Stockholders according to the Stockholder Percentages set forth on
Schedule 2.1 free and clear of all Encumbrances There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in the Company, including any securities directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other person. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued in accordance with applicable laws and are fully paid and nonassessable and not subject to preemptive rights. No shares of capital stock of the Company have been reserved for any purpose.

                  (b) Except as set forth in Schedule 3.3, the Company has no outstanding indebtedness for borrowed money, except for operating expenses incurred in the ordinary course of business.

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         SECTION 3.4.      NET WORKING CAPITAL.

                  The net working capital of the Company as of the Closing Date shall not be less than $25,000. For purposes of this Section 3.4, "Net Working Capital" means current assets minus current liabilities as set forth on the Company's listing of the components of Net Working Capital on Schedule 3.4 attached hereto.

         SECTION 3.5.      AUTHORITY.

                  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquiror, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

         SECTION 3.6.      NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) Except as set forth in Schedule 3.6, the execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations under this Agreement will not, (i) conflict with or violate the articles of incorporation or bylaws of the Company, (ii) conflict with or violate any Law to which the Company is bound or the Assets are subject, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company is bound or by which any of the Assets is subject.

                  (b) Except as set forth in Schedule 3.6, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Government Entity.

         SECTION 3.7.      FINANCIAL STATEMENTS.

                  The Company has prepared the financial statements attached hereto as Schedule 3.7 covering the period through November 30, 1998 (the "Financial Statements Date"). Since the Financial Statements Date, the Company has incurred no liabilities, contingent or absolute, matured or unmatured, known or

                                       -7-
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unknown,  except for  liabilities  incurred in the ordinary  course of business, those liabilities described on Schedule 3.7 and these liabilities, if any, which would not have a Company Material Adverse Effect.

         SECTION 3.8. CONFORMITY OF INTERNAL FINANCIAL STATEMENTS WITH AUDITED FINANCIAL STATEMENTS.

The Company and the Stockholders agree and acknowledge that Arthur Andersen LLP shall conduct the audit of the Company for the period ended December 31, 1998 in accordance with generally accepted accounting principles. The Company and the Stockholders represent and warrant that the Company's audited financial statements (the "Company Audited Financial Statements") for the period ended December 31, 1998 will be completed (including the opinion of Arthur Andersen LLP thereon) within sixty (60) days after Closing and shall not vary materially (as defined herein) from the internal financial statements at November 30, 1998 or the eleven-month period ended November 30, 1998 attached hereto (the "Company Unaudited Financial Statements"). For purposes of this Section only, the interim financial statements shall be deemed to vary materially (a "Material Variance") from the Company's audited financial statements for the period ended December 31, 1998 if and only if any of the following provisions is true (all references below to interim financial statements refer to the interim financial statements attached to this Agreement as Schedule 3.7):

                  a) if TOTAL ASSETS from the page titled "Balance Sheet" of the Company Audited Financial Statements are 20% less than the TOTAL ASSETS set forth in the Company Unaudited Financial Statements, or

                  b) if TOTAL LIABILITIES from the page titled "Balance Sheet" of the Company Audited Financial Statements are 20% greater than the TOTAL LIABILITIES set forth in the Company Unaudited Financial Statements, or

                  c) if TOTAL INCOME (sometimes referred to as revenues) from the page titled "Profit and Loss" of the Company Audited Financial Statements are 20% less than the TOTAL INCOME set forth in the Company Unaudited Financial Statements, or

                  d) if NET ORDINARY INCOME (sometimes referred to as EBITDA) from the page titled "Profit and Loss" of the Company Audited Financial Statements are 20% less than the NET ORDINARY INCOME set forth in the Company Unaudited Financial Statements.

         SECTION 3.9.      ACCOUNTS RECEIVABLE.

                  The accounts receivable of the Company shown on Schedule 3.9, if any, or thereafter acquired by the Company, have been collected or are bona fide, arose in the ordinary course of business, and to the Company's and the Stockholder's knowledge, are not subject to any disputes or offsets.

         SECTION 3.10.     OWNERSHIP AND CONDITION OF THE ASSETS.

                  The Company is the sole and exclusive legal and equitable owner of and has good and marketable title to the Assets and, except as set forth in Schedule 3.10(a), such Assets are free and clear of all Encumbrances. No person or Government Entity has an option to purchase, right of first refusal or other similar


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right  with  respect  to all or any  part  of the  Assets.  All of the  personal property of the Company is in good working order and repair, ordinary wear and tear excepted, and is suitable and adequate for the uses for which it is intended or is being used.

         SECTION 3.11.     LEASES.

                  Schedule 3.11 lists and briefly describes all Material Leases under which the Company is lessee or lessor of any Asset, or holds, manages or operates any Asset owned by any third party, or under which any Asset owned by the Company is held, operated or managed by a third party. The Company is the owner and holder of all leasehold estates purported to be granted to the Company by the Material Leases described in Schedule 3.11 and the Company is the owner of all equipment, machinery and other Assets thereon or in buildings and structures thereon, in each case free and clear of all Encumbrances. Each such Material Lease is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto and grants the leasehold estate it purports to grant free and clear of all Encumbrances. All necessary governmental approvals with respect thereto have been obtained, all necessary filings or registrations therefor have been made, and there have been no threatened cancellations thereof and are no outstanding disputes thereunder. The Company has performed in all material respects all obligations thereunder required to be performed by the Company to date. No party is in default in any material respect under any of the foregoing, and to the Company's and the Stockholder's knowledge, there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

         SECTION 3.12.     OTHER AGREEMENTS.

                  Schedule 3.12 lists all Material Contracts to which the Company is a party or by which the Company is bound, and the Company has delivered to Acquiror true and correct copies of all such agreements. Each such Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto. All necessary governmental approvals with respect thereto have been obtained, all necessary filings or registrations therefor have been made, and there have been no threatened cancellations thereof and are no outstanding disputes thereunder. The Company has in all material respects performed all the obligations thereunder required to be performed by the Company to date. No party is in default in any material respect under any of the agreements described in
Schedule 3.12, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.


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         SECTION 3.13.     REAL PROPERTY.

                  Schedule 3.13 contains a list and brief description of all leasehold interests in real estate, easements, rights to access, rights-of-way and other real property interests which are owned, leased, used or held for use by the Company (collectively, the "Real Property"). The Real Property described in Schedule 3.13 constitutes all real property interests necessary to conduct the business and operations of the Company as now conducted. The Company is not aware of any easement or other real property interest, other than those described in Schedule 3.13, that is required, or that has been asserted by a Government Entity or other person to be required, to conduct the business and operations of the Company. The Company has delivered to Acquiror true and complete copies of all deeds, leases, easements, rights-of-way and other instruments pertaining to the Real Property (including any and all amendments and other modifications of such instruments). All Real Property (including the improvements thereon) (i) is in good condition and repair consistent with its present use, (ii) is available to the Company for immediate use in the conduct of the Company's business and operations, and (iii) to the Company's and the Stockholders' knowledge complies in all material respects with all applicable building or zoning codes and the regulations of any Government Entity having jurisdiction.

         SECTION 3.14.     ENVIRONMENTAL MATTERS.

                  (a) The Company represents and warrants that it has no physical plant or other fixed assets, owned or leased. There are no pending or, to the knowledge of the Company and the Stockholders, threatened actions, suits, claims, legal proceedings or other proceedings based on, and the Company has not directly or indirectly received any notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Government Entity or any other person arising out of or attributable to: (i) the current or past presence at any part of the Real Property of Hazardous Materials (as defined below) or any substances that pose a hazard to human health or an impediment to working conditions; (ii) the current or past release or threatened release into the environment from the Real Property (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials or any substances that pose a hazard to human health or an impediment to working conditions; (iii) the off-site disposal of Hazardous Materials originating on or from the Real Property; (iv) any facility operations or procedures of the Company which do not conform to requirements of the Environmental Laws; or (v) any violation of Environmental Laws at any part of the Real Property or otherwise arising from the Company's activities involving Hazardous Materials.

                  (b) As used herein, these terms shall have the following meanings:

                           (i)   "Environmental   Laws"  means  all   applicable
foreign, federal, state and local laws (including the common law), rules, requirements and regulations relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to management of asbestos in buildings.

                           (ii) "Hazardous Materials" means wastes,  substances,
or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants, including without limitation, substances defined as "hazardous substances", "toxic substances", "radioactive materials", or other similar designations in, or otherwise subject to regulation under, any Environmental Laws.

         SECTION 3.15.     LITIGATION.

                  There is no action, suit, investigation, claim, arbitration or litigation pending or, to the knowledge of the Company and the Stockholders, threatened against or involving the Company or LLC, the Assets or the business and operations of the Company, at law or in equity, or before or by any court, arbitrator or Government Entity. Neither the Company nor LLC is operating under or subject to any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Government Entity.

         SECTION 3.16.     COMPLIANCE WITH LAWS; LICENSES AND PERMITS.

                  The Company has complied and is in compliance in all material respects with all laws, ordinances, regulations, awards, orders, judgments, decrees and injunctions applicable to the Company, the Assets and the Company's business and operations, including all federal, state and local laws, ordinances, regulations and orders pertaining to employment or labor, safety, health, environmental protection, zoning and other matters. The Company has obtained and holds all permits, licenses and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all governmental authorities necessary to conduct the business and operations of the Company as now conducted and as proposed to be conducted and to own, use and maintain the Assets.

         SECTION 3.17.     INTELLECTUAL PROPERTY.

                  (a) The Company owns, or is licensed or otherwise possesses all necessary rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs and applications (in both source code and object code form), and tangible or intangible proprietary information or material ("Intellectual Property") that are used or marketed in the business of the Company as presently conducted and as proposed to be conducted or included or proposed to be included in the Company's products or proposed products.

                  (b)  Schedule  3.17  lists  all (i)  patents,  registered  and unregistered trademarks, trade names and service marks, registered and unregistered copyrights, and maskworks, included in the Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any Intellectual Property, and (iii) licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights, including software ("Third Party Intellectual Property Rights") which are incorporated, or form a part of, any Company product.

                  (c) To the knowledge of the Company and the Stockholders, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company, any trade secret material to the Company, or any Intellectual Property right of any third party to the extent licensed by or through the Company, by any third party, including any employee or former employee of the Company. Except as set forth in Schedule 3.17, the Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property. Except as set forth in
Schedule 3.17, there are no royalties, fees or other payments payable by the Company to any person by reason of the ownership, use, sale or disposition of Intellectual Property.

                  (d) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of it obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights.

                  (e) The Company (i) has not been served with process, and is not aware that any person is intending to serve process on the Company, in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party. The business of the Company as presently conducted and as proposed to be conducted, and the Company's products or proposed products do not infringe any patent, trademark, service mark, copyright, trade secret or other propriety right of any third party.

         SECTION 3.18.     TAXES AND ASSESSMENTS.

                  Except as set forth on Schedule 3.18, the Company has (i) duly and timely paid all Taxes (as defined below) which have become due and payable by it; (ii) the Company has received no notice of, nor does the Company have any knowledge of, any notice of deficiency or assessment or proposed deficiency or assessment from any taxing Government Entity; and (iii) to the Company's knowledge, there are no audits pending and there are no outstanding agreements or waivers by the Company that extend the statutory period of limitations applicable to any federal, state, local, or foreign tax returns or Taxes. As used herein, the term "Taxes" shall mean all federal, state, local and foreign taxes (including, without limitation, income, profit, franchise, sales, use, VAT, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration, fees, withholdings or other similar charges of every kind, character or description imposed by any governmental authorities, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

                  The Company is, and throughout its existence has been, a small business corporation within the meaning of Section 1361(b) of the Internal Revenue Code ("Code") and has elected to be treated as an S Corporation for U.S. federal and state income tax purposes. Such elections are valid for all periods during which the Company has been in existence and will remain in effect until terminated by reason of the Merger.

         SECTION 3.19.     EMPLOYMENT MATTERS.

                  (a) Neither the Company nor any Employee Benefit Plan (as such term is defined in ERISA) maintained by the Company or to which the Company has or has had the obligation to contribute in respect of any Company employees is in violation of any provisions of Law; no reportable event, within the meaning of ERISA, ss. 4043(c)(1), (2), (3), (5), (6), (7) or (10), has occurred and is continuing with respect to any such Employee Benefit Plan and no prohibited transaction, within the meaning of Title I of ERISA, has occurred with respect to any such Employee Benefit Plan. No Employee Benefit Plan maintained by the Company is a Multiemployer Plan (as such term is defined in ERISA), is subject to Title IV of ERISA or provides post-retirement medical, life insurance or other benefits except to the extent required to comply with the health care continuation coverage requirements of ERISA and the Code.

                  (b) There are no collective bargaining agreements applicable to any Company employees and the Company has no duty to bargain with any labor organization with respect to any such persons. There is not pending any demand for recognition or any other request or demand from a labor organization for representative status with respect to any persons employed by the Company.

                  (c) Schedule  3.19 contains a true and complete list of names, positions and rates of compensation of all employees of the Company. With respect to any persons employed by the Company, to the Company's and Stockholders' knowledge, the Company is in compliance with all Laws respecting employment conditions and practices, has withheld all amounts required by any applicable Laws to be withheld from wages or any Taxes or penalties for failure to comply with any of the foregoing.

                  (d) With respect to any persons employed by the Company, (i) the Company has not engaged in any unfair labor practice within the meaning of the National Labor Relations Act and has not violated any legal requirement prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or handicap in its employment conditions or practices; and (ii) there are no pending or, to the knowledge of the Company and the Stockholders, threatened unfair labor practice charges or discrimination complaints relating to race, color, national origin, sex, religion, age, marital status, or handicap against the Company before any Government Entity nor, to the knowledge of the Company and the Stockholders, does any basis therefor exist.

         SECTION 3.20.     TRANSACTIONS WITH RELATED PARTIES.

                  Except as set forth in Schedule 3.20, neither any present or former officer, director, stockholder or person known by the Company to be an affiliate of the Company, nor any person known by the Company to be an affiliate of any such person, is currently a party to any transaction or agreement with the Company, including, without limitation, any agreement providing for the employment of, furnishing of services by, rental of Assets from or to, or otherwise requiring payments to, any such officer, director, stockholder or affiliate.

         SECTION 3.21.     INSURANCE.

                  The Company has made available to Acquiror copies of all policies of title, property, fire, casualty, liability, life, workmen's compensation, libel and slander, and other forms of insurance of any kind relating to the Assets or the business and operations of the Company. All such policies: (a) are in full force and effect; (b) are sufficient for compliance by the Company with all requirements of applicable Law and of all licenses, franchises and other agreements to which the Company is a party; (c) are valid, outstanding, and enforceable policies; and (d) insure against risks of the kind customarily insured against and in amounts customarily carried by corporations similarly situated and provide adequate insurance coverage for the Assets and the business and operations of the Company.

         SECTION 3.22.     VOTING REQUIREMENTS.

                  The affirmative vote of the holders of a majority of all outstanding shares of the Company Common Stock to adopt this Agreement (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

         SECTION 3.23.     BROKERS.

                  Except as set forth on Schedule 3.23, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

         SECTION 3.24.     COMPLIANCE WITH FOREIGN CORRUPT PRACTICES ACT.

                  The Company represents and warrants that it is not in violation of the Foreign Corrupt Practices Act of 1977, as amended, which prohibits businesses and businesspeople from providing any payment or gratuity to foreign officials in exchange or obtaining or retaining business.

         SECTION 3.25.     DISCLOSURE.

                  No representations or warranties by the Company or the Stockholders in this Agreement and no statement or information contained in the Schedules hereto or any certificate furnished or to be furnished by the Company or the Stockholders to Acquiror or the Merger Sub pursuant to the provisions of this Agreement (taken collectively), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE IV

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         SECTION 4.1.      TITLE TO COMPANY STOCK.

                  Such Stockholder is and as of the Effective Time will be the sole legal, beneficial and record owner of one thousand (1,000) shares of Company Stock. Since the date of issuance or sale of such shares of Company Stock to such

Stockholder, there has been no event, or action taken (or failure to take action) by or against such Stockholder, which has resulted or might result in the creation of any Encumbrance on such shares. Such Stockholder has and as of the Effective time such Stockholder will have good, valid and marketable title to one thousand (1,000) shares of Company Stock, free and clear of all Encumbrances, except such restrictions on the transfer of such shares as may be applicable under federal and state securities laws, with full right and lawful authority to sell and transfer the shares to Acquiror pursuant to this Agreement. Immediately following the Effective Time, Acquiror will acquire good, valid and marketable title thereto, free and clear of all Encumbrances, except such restrictions on the transfer of such shares as may be applicable under federal and state securities laws.

         SECTION 4.2.      AUTHORITY AND CAPACITY.

                  Such Stockholder has full legal right, capacity, power and authority to execute and deliver this Agreement and all other documents, instruments, certificates and agreements executed or to be executed by it pursuant hereto, and to consummate the transactions contemplated hereby and thereby.

         SECTION 4.3.      ABSENCE OF VIOLATION.

                  The execution, delivery and performance by such Stockholder of this Agreement and all other documents, instruments, certificates and agreements contemplated hereby to which it is a party, the fulfillment of and the compliance with the respective terms and provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with, or violate any provision of, any Laws having applicability to it; or (b) conflict with, or result in any breach of, or constitute a default under, any agreement to which it is a party.

         SECTION 4.4.      RESTRICTIONS AND CONSENTS.

                  There are no agreements, Laws or other restrictions of any kind to which such Stockholder is party or subject that would prevent or restrict the execution, delivery or performance of this Agreement by such Stockholder.

         SECTION 4.5.      BINDING OBLIGATION.

                  This Agreement constitutes, and each document, instrument, certificate and agreement to be executed by such Stockholder pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall constitute, a valid and binding obligation of it, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

         SECTION 4.6.      NO REGISTRATION UNDER THE SECURITIES ACT.

                  Such  Stockholder  understands  that the  shares  of  Acquiror
Convertible Preferred Stock to be issued to such Stockholder under this Agreement have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon exemptions contained in the Securities Act or interpretations thereof, and neither such shares of Acquiror Convertible Preferred Stock, nor the Acquiror Common Stock issuable upon conversion thereof, can be offered for sale, sold or otherwise transferred unless such shares are so registered or qualify for exemption from registration under the Securities Act.

         SECTION 4.7.      ACQUISITION FOR INVESTMENT.

                  The shares of Acquiror Convertible Preferred Stock to be issued to such Stockholder under this Agreement, and the Acquiror Common Stock issuable upon conversion thereof, are being (or will be) acquired by such Stockholder in good faith solely for its own account, for investment and not with a view toward resale or other distribution within the meaning of the Securities Act. Such shares will not be offered for sale, sold or otherwise transferred by such Stockholder without either registration or exemption from registration under the Securities Act.

         SECTION 4.8.      EVALUATION OF MERITS AND RISKS OF INVESTMENT.

                  Such Stockholder has such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of the Stockholder's investment in the shares of Acquiror Convertible Preferred Stock to be acquired hereunder and the Acquiror Common Stock issuable upon conversion thereof. Such Stockholder understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding such shares for an indefinite period of time, inasmuch as the shares have not been registered under the Securities Act). Each of the Stockholders is an "accredited investor", as that term is defined in Regulation D promulgated under the Securities Act. Such Stockholder confirms that Acquiror has made available to such Stockholder and its representatives and agents the opportunity to ask questions of the officers and management employees of Acquiror about the business and financial condition of Acquiror as such Stockholder or its representatives have requested.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

                  Acquiror represents and warrants to the Company and the Stockholders as follows:

         SECTION 5.1.      ORGANIZATION AND QUALIFICATION.

                  Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquiror has the requisite power and authority to own, lease and operate its assets and properties, to carry on its business as now being conducted and to perform the terms of this Agreement and the transactions contemplated hereby. Acquiror is duly qualified to conduct its business, and is in good standing, in each jurisdiction where the ownership or leasing of its properties or the nature of its activities in connection with the conduct of its business makes such qualification necessary.

         SECTION 5.2.      CERTIFICATE OF INCORPORATION AND BYLAWS.

                  Acquiror has herewith delivered to the Company a complete and correct copy of the certificate of incorporation and the bylaws of Acquiror, each as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Acquiror is not in violation of any of the provisions of its certificate of incorporation or bylaws or other organizational or governing document.

         SECTION 5.3.      CAPITALIZATION.

                  The authorized capital stock of Acquiror consists of: (i) one hundred million (100,000,000) shares of Acquiror Common Stock of which sixteen million three hundred thousand four hundred sixty-six (16,300,466) shares are issued and outstanding on the date of execution of this Agreement; and (ii) five million (5,000,000) shares of preferred stock, par value $.001 per share, of which; (a) one million (1,000,000) shares of Series A Convertible Preferred Stock, par value $.001 per share, are authorized and no (0) shares are issued and outstanding; (b) five hundred thousand (500,000) shares of Series B Convertible Preferred Stock, par value $.001 per share, are authorized and five hundred thousand (500,000) shares are issued and outstanding; (c) two hundred seventy-five (275) shares of 8% Series C Convertible Cumulative Preferred Stock, par value $.001 per share, are authorized and seventy-five (75) shares are issued and outstanding; and, (d) one hundred twenty-five (125) shares of 8% Series D Convertible Cumulative Preferred Stock, par value $.001 per share, are authorized and 30 shares are issued and outstanding. Except as set forth in
Schedule 5.3, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Acquiror or obligating Acquiror to issue or sell any shares of capital stock of, or other equity interests in Acquiror, including any securities directly or indirectly convertible into or exercisable or exchangeable for any capital stock or other equity securities of Acquiror. Except as set forth in Schedule 5.3, there are no outstanding obligations of Acquiror to repurchase, redeem or otherwise acquire any shares of its capital stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

         SECTION 5.4.      AUTHORITY.

                  Except for the approval of Acquiror's Board of Directors, the execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquiror and, assuming the due authorization, execution and delivery by the Company and the Stockholders, constitutes a legal, valid and binding obligation of Acquiror, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

         SECTION 5.5.      NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) Except as set forth in Schedule 5.5, the execution and delivery of this Agreement by Acquiror do not, and the performance by Acquiror of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Acquiror, (ii) conflict with or violate any Law applicable to Acquiror or its assets and properties, or (iii) result in any breach of or constitute a default under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror is a party or by which Acquiror is bound, or by which any of its properties or assets is subject.

                  (b) Except as set forth in Schedule 5.5, the execution and delivery of this Agreement by Acquiror do not, and the performance of this Agreement by Acquiror will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Government Entity.

         SECTION 5.6.      FINANCIAL STATEMENTS.

                  The consolidated audited balance sheet of Acquiror as of the end of the fiscal year ending March 31, 1998, and the consolidated audited statement of income and cash flows for such fiscal year and the consolidated unaudited balance sheet of the Company as of September 30, 1998 and the consolidated unaudited statements of income and cash flows for the six-month period ended September 30, 1998 fairly present, in all material respects, the financial condition of Acquiror as of the respective dates and the results of operations and cash flows for the respective periods indicated and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except that such unaudited statements do not contain all required footnotes and are subject to normal recurring year-end adjustments). Except as reflected in the audited balance sheet of Acquiror as of September 30, 1998 (the "Acquiror Balance Sheet Date"), Acquiror has no liabilities, contingent or absolute, matured or unmatured, known or unknown, except for liabilities incurred in the ordinary course of business since the Acquiror Balance Sheet Date that would not have an Acquiror Material Adverse Effect.

         SECTION 5.7.      ABSENCE OF CERTAIN CHANGES OR EVENTS.

                  Except as set forth in Schedule 5.7, since December 31, 1998, Acquiror has not incurred any material liability, except in the ordinary course of its business consistent with its past practices, and Acquiror has conducted its business in the ordinary course consistent with its past practices. Except as set forth in Schedule 5.7, since December 31, 1998, there has not been any change in the business, condition (financial or otherwise) or results of operations of Acquiror, including any transaction, commitment, dispute, damage, destruction or loss, whether or not covered by insurance, or other event of any character (whether or not in the ordinary course of business) individually or in the aggregate which has had, or is reasonably likely to have, an Acquiror Material Adverse Effect.

         SECTION 5.8.      AGREEMENTS.

                  Except as set forth in Schedule 5.8, all agreements that are or will be required to be filed as an exhibit to reports filed by the Company with the Securities and Exchange Commission (the "SEC") since January 1, 1998 (collectively, the "Acquiror Material Contracts") are valid and in full force and effect on the date hereof, and Acquiror has not (and has no knowledge that any party thereto has) violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Acquiror Material Contract, except for defaults which would not reasonably be expected to have an Acquiror Material Adverse Effect.

         SECTION 5.9.      LITIGATION.

                  Except as set forth in Schedule 5.9, there is no action, suit, investigation, claim, arbitration or litigation pending or, to the knowledge of Acquiror, threatened against or involving Acquiror or the business and operations of Acquiror, at law or in equity, or before or by any court, arbitrator or Government Entity. Acquiror is not operating under or subject to any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any Government Entity.

         SECTION 5.10.     TAXES AND ASSESSMENTS.

                  Except as set forth in Schedule 5.10, Acquiror has (i) duly and timely paid all Taxes which have become due and payable by it; (ii) Acquiror has received no notice of, nor does Acquiror have any knowledge of, any notice of deficiency or assessment or proposed deficiency or assessment from any taxing Government Entity; and (iii) to Acquiror's knowledge, there are no audits pending and there are no outstanding agreements or waivers by Acquiror that extend the statutory period of limitations applicable to any federal, state, local, or foreign tax returns or Taxes.

         SECTION 5.11.     VOTING REQUIREMENTS.

                  The affirmative vote of Acquiror's Board of Directors is the only vote necessary to approve, adopt and consummate the transactions under this Agreement on behalf of Acquiror.

         SECTION 5.12.     BROKERS.

                  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror.

         SECTION 5.13.     DISCLOSURE.

                  No representations or warranties by Acquiror in this Agreement and no statement or information contained in the Schedules hereto or in any certificate furnished or to be furnished by Acquiror to the Company and the Stockholders pursuant to the provisions of this Agreement (taken collectively), contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. Since January 1, 1998, Acquiror has made all necessary filings pursuant to the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, the "Acquiror Public Reports"). The Acquiror Public Reports (i) complied at the respective times of the filing thereof in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations thereunder, and, (ii) as of the dates thereof, did not contain any untrue statement of any material fact in order to make the statements therein not misleading. All financial statements set forth in the

Acquiror Public Reports present fairly in all material respects the consolidated financial condition of Acquiror and its affiliates as of (or for the years ending on) their respective dates.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

                  Acquiror and Merger Sub jointly and severally represent and warrant to the Company and the Stockholders as follows:

         SECTION 6.1.  ORGANIZATION AND QUALIFICATION.

                  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is wholly owned by Acquiror. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

         SECTION 6.2.  CERTIFICATE OF INCORPORATION AND BYLAWS.

                  Merger Sub has heretofore made available to the Company a complete and correct copy of the certificate of incorporation and the bylaws of Merger Sub, each as amended to date. Such articles of incorporation and bylaws are in full force and effect. Merger Sub is not in violation of any of the provisions of its certificate of incorporation or bylaws or other organizational or governing document.

         SECTION 6.3.      AUTHORITY.

                  Merger Sub has the necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery by the Company, the Stockholders and Acquiror, constitutes a legal, valid and binding obligation of Merger Sub,

                                      -22
enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

         SECTION 6.4.      NO CONFLICT, REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by Merger Sub do not, and the performance by Merger Sub of its obligations under this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Merger Sub, (ii) conflict with or violate any Law applicable to Merger Sub or its assets and properties, or (iii) result in any breach of or constitute a default under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub is bound, or by which any of its properties or assets is subject.

                  (b) The execution and delivery of this Agreement by Merger Sub do not, and the performance of this Agreement by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Government Entity, except for the filing and recordation of appropriate merger documents as required by Georgia Law and Delaware Law.

         SECTION 6.5.      DISCLOSURE.

                  No representations or warranties by Merger Sub in this Agreement and no statement or information contained in the Schedules hereto or any certificate furnished or to be furnished by Merger Sub to the Company pursuant to the provisions of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE VII

COVENANTS

         SECTION 7.1.      AFFIRMATIVE COVENANTS OF THE COMPANY.

                  The Company and the Stockholders hereby covenant and agree that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Acquiror, the Company shall (and shall cause LLC to) (a) operate its business in the usual and ordinary course consistent with past practices and in accordance with applicable Laws; (b) preserve substantially intact its business organization, maintain its rights and franchises, use its best efforts to retain the services of its respective principal officers and key employees and maintain its relationship with its respective suppliers, contractors, distributors, customers and others having business relationships with it; and (c) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted.

         SECTION 7.2.      NEGATIVE COVENANTS OF THE COMPANY.

                  Except as expressly contemplated by this Agreement or otherwise consented to in writing by Acquiror, from the date hereof until the Closing Date, the Company shall not (and shall cause LLC not to) do any of the following:

                  (a) (i) increase the compensation payable to or to become payable to any of its directors, officers or employees, except for increases in salary, wages or bonuses payable or to become payable in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay to, or enter into or modify any employment or severance agreement with, any of its directors, officers or employees; or (iii) adopt or amend any employee benefit plan or arrangement, except as may be required by applicable Law;

                  (b) declare, set aside or pay any dividend on, or make any other distribution in respect of, any of its capital stock except normal distributions, if required, to enable the Stockholders to pay state and federal income taxes on the Company's taxable income as set forth in Schedule 7.2(b);

                  (c) (i) redeem, repurchase or otherwise reacquire any share of its capital stock or any securities or obligations convertible into or exchangeable for any share of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock;

                  (d) (i) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any Encumbrances) of, any shares of any class of its capital stock (including shares held in treasury) or other equity securities, any securities or obligations directly or indirectly convertible into or exercisable or exchangeable for any such shares or securities, or any rights, warrants or options directly or indirectly to acquire any such shares or securities; or (ii) amend or otherwise modify the terms of any such securities, obligations, rights, warrants or options in a manner inconsistent with the provisions of this Agreement or the effect of which shall be to make such terms more favorable to the holders thereof;

                  (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of inventory in the ordinary course of business and consistent with past practice), or make or commit to make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice and in amounts which are set forth and described in the Company's 1998 Capital Budget, a true and complete copy of which has been provided to Acquiror and other than expenditures in connection with the consummation of the Merger;

                  (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets except for dispositions in the ordinary course of business and consistent with past practice;

                  (g) propose or adopt any amendments to its articles of incorporation and bylaws;

                  (h) (i) change any of its methods of accounting in effect at January 1, 1998, or (ii) except with respect to state and federal excise taxes that may be or become due and payable, make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except, in the case of clause (i) or clause (ii), as may be required by law or generally accepted accounting principles, consistently applied;

                  (i) prepay, before the scheduled maturity thereof, any of its long-term debt, or incur any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, other than trade payables incurred in the ordinary course of business consistent with past practices and payables in connection with consummation of the Merger;

                  (j) enter into or modify in any material respect any Material Contract which, if in effect as of the date hereof, would have been required to be disclosed on Schedule 3.11;

                  (k) take any action that would or could reasonably be expected to result in any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Merger set forth in
Article X not being satisfied; or

                  (l) agree in writing or otherwise to do any of the foregoing.

ARTICLE VIII

ADDITIONAL AGREEMENTS

         SECTION 8.1.      PREPARATION OF THE FORM S-3.

As soon as practicable following the date of this Agreement and no later than sixty (60) days after the Effective Time, at Acquiror's sole expense, the Company and Acquiror shall prepare and Acquiror shall file with the SEC a registration statement on Form S-3 (the "Form S-3 Registration Statement") registering all shares of Acquiror Common Stock to be issued upon conversion of the Acquiror Convertible Preferred Stock issuable at closing pursuant to this Agreement. Acquiror shall maintain the effectiveness of the Form S-3 Registration Statement until all Acquiror Common Stock issuable upon conversion of Acquiror Convertible Preferred Stock and registered pursuant to the Form S-3 Registration Statement has been disposed of by the Stockholders or such Acquiror Common Stock is otherwise eligible for public resale under applicable securities laws. Acquiror shall file a second registration statement on Form S-3 within 60 days after the issuance of the Tranche 2 shares, and shall thereafter take the same actions with respect to such second registration statement as Acquiror is required to take with respect to the Form S-3 Registration Statement.

         SECTION 8.2.      CONSENTS AND APPROVALS; FILINGS AND NOTICES.

                  The Company and the Stockholders shall use reasonable efforts to as promptly as possible make all filings with, provide all notices to and obtain all consents and approvals from third parties required to be obtained by the Company, LLC and the Stockholders in connection with the transactions contemplated hereunder, including, without limitation, all filings, if any, with notices to and consents and approvals from Government Entities and other persons.

         SECTION 8.3.      ACCESS AND INFORMATION.

                  From the date hereof to the Effective Time, the Company shall afford to Acquiror and its officers, employees, accountants, consultants, legal counsel, representatives of current and prospective sources of financing for the Merger (which Acquiror shall advise the Company in writing of such sources) and other representatives of Acquiror full and complete access during normal business hours (with reasonable advance notice) to the properties, books, records, contracts, facilities, premises, and equipment relating to the Assets and the Company (including without limitation, operating and financial information with respect to the Company) as Acquiror may reasonably request, provided that Acquiror and its agents, employees and financing sources enter into a commercially reasonable confidentiality and nondisclosure agreement with the Company. From the date hereof to the Effective Time, Acquiror's chief executive officer shall provide to the Company's president or vice president-finance on a regular basis up-to-date information on the status of Acquiror's financing (if any such financing is required) for the Merger.

         SECTION 8.4.      CONFIDENTIALITY.

                  Each party shall hold in strict confidence all documents and information concerning the other and its business and properties (except that either party may disclose such documents and information to any Government Entity reviewing the transactions contemplated hereby or as required in either party's judgment pursuant to any legal requirement or in furtherance of the transactions contemplated herein), and if the transactions contemplated hereby should not be consummated, such confidence shall be maintained, and all such documents and information (in whatever form) and copies thereof shall immediately thereafter be destroyed, or returned to the party originally furnishing same, subject to the terms of the existing non-disclosure agreement between Acquiror and the Company.

         SECTION 8.5.      FURTHER ACTION; REASONABLE BEST EFFORTS.

Each of the parties shall use reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Government Entities and parties to contracts with the Company and Acquiror as are necessary for the transactions contemplated herein.

         SECTION 8.6.      PUBLIC ANNOUNCEMENTS.

                  Each of the Stockholders, the Company, Acquiror and Merger Sub shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law.

         SECTION 8.7.      NO SOLICITATION.

                  During the term of this Agreement, neither the Company nor any of their affiliates or any person acting on behalf of such party shall (a) solicit or favorably respond to indications of interest from, or enter into negotiations with, any third party for any proposed merger, consolidation, sale or acquisition of the Company, the Assets or any capital stock of the Company or
(b) furnish or cause to be furnished any nonpublic information concerning the Company to any person other than in the ordinary course of business or pursuant to applicable Law and after prior written notice to Acquiror.

         SECTION 8.8.      STOCK MERGER LISTING.

                  Acquiror shall use all reasonable efforts to cause the shares of Acquiror Common Stock to be issued upon conversion of the Acquiror Convertible Preferred Stock pursuant to this Agreement and registered under the Form S-3 Registration Statement to be approved for listing on the Nasdaq NMS, subject to official notice of issuance, prior to the first date on which such shares of Acquiror Common Stock are issuable upon conversion of the Acquiror Convertible Preferred Stock.

         SECTION 8.9.      BLUE SKY.

                  Acquiror shall use reasonable efforts to obtain prior to the Closing Date any necessary blue sky permits and approvals required to permit the distribution of the shares of the Acquiror Common Stock to be issued upon conversion of the Acquiror Convertible Preferred Stock to be issued in accordance with the provisions of this Agreement.

         SECTION 8.10      EMPLOYEE MATTERS.

                  Acquiror shall cause the Surviving corporation to offer at-will employment following the Effective Time to each of the employees of the Company other than the Stockholders (whose employment with Acquiror will be governed by the employment agreements referenced to in Section 9.2(g)) on substantially the same terms and conditions, comparable to similar positions at Acquiror. To the extent permitted by applicable law, rule and regulation, and the terms of the applicable employee benefit plans, such employees shall become eligible in the ordinary course for inclusion in the employee benefit plans of Acquiror.

         SECTION 8.11      SHARE TRANSFER.

                  The Stockholders acknowledge and agree that prior to entry into this Agreement, the Company had approved a plan for incentive compensation to various existing and former employees, consultants, and business partners of the Company. In fulfillment of commitments made under such plan after Acquiror Common Stock is registered for public resale under Section 8.1, (the "Registration") the Stockholders shall transfer to certain existing and former employees, consultants and business partners of the Company (the "Bonus Recipients") shares of Acquiror Common Stock in amounts and on such terms as have been or shall be agreed to by the Stockholders and the Bonus Recipients ("Share Grant"). The Stockholders agree that this Share Grant is an arrangement only among the Stockholders and the Bonus Recipients and that Acquiror shall not be obligated in any way to approve or enforce such arrangement. In any event, no Acquiror Preferred Stock shall be transferred to the Bonus Recipients, and no Acquiror Common Stock shall be transferred to the Bonus Recipients prior to the Registration.

         SECTION 8.12      AMENDMENT OF CERTIFICATION OF DESIGNATIONS.

                  Acquiror covenants and agrees that from the date of this Agreement until the date on which all of the Acquiror Convertible Preferred Stock is converted into Acquiror Common

Stock, it shall take no actions to amend the Certificate of Designations or otherwise change the rights, preferences and privileges of the Acquiror Convertible Preferred Stock.

         SECTION 8.13      TAX MATTERS.

                  (a) Final Subchapter S Tax Return. The Merger will require the Company to file a U.S. federal income tax return as an S corporation for the period beginning January 1, 1999 and ending at the close of the Closing Date (the "Short Tax Period"). The Stockholders shall cause the books of the Company to be closed as of the end of the Short Tax Period pursuant to Section 1362(e)(6)(D) of the Code and the taxable income or taxable loss for the Short Tax Period shall be computed by the Stockholders on the basis of the permanent books and records (including work papers) of the Company, to which they shall be provided reasonable access after the Closing Date by the Acquiror and the Merger Sub. The Stockholders shall cause to be prepared the necessary tax returns, in accordance with the Company's customary accounting procedures, for the Short Tax Period in accordance with the Subchapter S requirements of the Code and in a manner consistent with the Tax Returns previously filed by the Company and the Stockholders shall provide a copy of such tax returns to the Merger Sub and shall cause such tax returns to be filed by the Company by the due date of such returns (taking into account any extensions); provided however, that the Merger Sub, as successor to the Company, shall provide such assistance in executing such tax returns as may be required. The Stockholders shall pay the U.S. federal and any applicable state income tax attributable to the Company's taxable income for the Short Tax Period.

                  (b) Amendment of Tax Returns. If the Stockholders become aware that any return of the Company for any period prior to the Merger may be amended in a manner consistent with applicable law, to provide a tax refund to the Company or the Stockholders, Acquiror or Merger Sub, at the expense of the Stockholders, shall prepare and file such amendments to the return as may be necessary; provided, however, that the Acquiror or Merger Sub shall not be required to file any such amendment that would have an adverse tax effect on the Company or the Acquiror or Merger Sub for periods prior to or subsequent to the Merger. The Acquiror or the Merger Sub has no obligation with respect to pursuing such refund other than to prepare and file amendments pursuant to this
Section 8.14(b).

                  (c) Tax Audits. In the event of any audit or threatened audit by the Internal Revenue Service ("IRS") or other taxing authority of the tax liability of the Company or the Stockholders for the period prior to the Merger, Acquiror or Merger Sub shall notify the Stockholders immediately of such audit or threatened audit. The Acquiror or Merger Sub, at its expense, shall respond to the audit and shall keep the Stockholders informed of any issues raised by the taxing authority involved. The Stockholders shall have the sole right to settle or, at their expense, to contest any deficiency proposed by the IRS or such other authority; provided, however, that the Stockholders shall not settle any deficiency without the consent of Acquiror or Merger Sub if such settlement would have any adverse tax effect on Acquiror or Merger Sub for periods subsequent to the Merger. Acquiror and Merger Sub shall provide the Stockholders with access to their books and records, and cooperate with the Stockholders, to enable them to contest any such deficiency.

                  (d) Action by the Acquiror or Merger Sub. Neither Acquiror nor Merger Sub shall cause an amended Tax Return to be filed for the Company for the Short Tax Period or any taxable year of the Company prior to the Short Tax Period without the consent of the Stockholders, which consent shall not be unreasonably withheld.

         SECTION 8.14      ATTENDANCE AT QUARTERLY MANAGEMENT MEETINGS.

                  During the earn-out period (as described in the Side Letter), at least one of the former TeleKey shareholders shall (at Acquiror's sole expense) be permitted to attend Acquiror's quarterly management meetings for Acquiror employees at the director level and above.

ARTICLE IX.

CLOSING CONDITIONS

         SECTION 9.1. CONDITIONS TO OBLIGATIONS OF ACQUIROR, MERGER SUB AND THE COMPANY TO EFFECT THE MERGER.

                  The respective obligations of Acquiror, Merger Sub and the Company to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

                  (a) Approvals. The Company shall have approved the Merger. The Board of Directors of Acquiror shall have approved the Merger. The sole stockholder of Merger Sub shall have approved the Merger.

                  (b) No Order. No Government Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; provided, however, that the parties shall use their reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted, and any such action or proceeding to be dismissed.

         SECTION 9.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF ACQUIROR AND MERGER SUB.

                  The obligations of Acquiror and Merger Sub to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law in writing by Acquiror:

                  (a) Representations and Warranties. The representations and warranties of the Company and the Stockholders made in this Agreement shall be true and correct in all material respects, on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby), except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time). Acquiror shall have received a certificate of the president or vice-president-finance of the Company and a certificate of the Stockholders to that effect.

                  (b) Agreements and Covenants. The agreements and covenants of the Company and the Stockholders required to be performed on or before the Closing Date shall have been performed in all material respects. Acquiror shall have received a certificate of the president or vice president-finance of the Company and a certificate of the Stockholders to that effect.

                  (c) No Order. No Government Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; provided, however, that the parties shall use their reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted, and any such action or proceeding to be dismissed.

                  (d) Legal Proceedings. No action or proceeding before any Government Entity shall have been instituted or threatened (and not subsequently settled, dismissed, or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the Merger or other transactions contemplated by this Agreement other than an action or proceeding instituted or threatened by Acquiror.

                  (e) No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

                  (f) Required Consents. The Company shall have delivered to Acquiror at or before Closing all consents, assignments or notices necessary to be obtained or made by the Company in connection with the transactions contemplated by this Agreement.

                  (g) Employment Agreements. Each of the Stockholders shall have executed and delivered to Acquiror at or before Closing an employment agreement in the form of Exhibits D-1, D-2 and D-3 attached hereto.

                  (h) Legal Opinion. Acquiror shall have received an opinion of counsel from the Company's counsel, Arnall Golden & Gregory, LLP, in form and substance reasonably satisfactory to Acquiror.

                  (i) Merger of Travelers Teleservices, Inc. The Company shall provide evidence to Acquiror that Travelers Teleservices, Inc. shall have been merged with and into the Company.

                  (j) Termination of Employee Rights Agreements. LLC shall have terminated (without any liability to the Company and without the Company making any payments therefor) the Employee Appreciation Rights Plan Appreciation Rights Agreements previously entered into by LLC with each of Mark Rayburn, Lance Reising and Lenke Egersdorfer.

                  (k) Merger Filings. Evidence of the filing of the Articles of Merger with the Secretary of State of Georgia and the Secretary of State of Delaware.

                  (l) Company Stock Certificates. Delivery by the Stockholders of their Company Stock as provided in Section 2.2 hereof.

                  (m) Other Closing Documents. The Company and the Stockholders shall have executed and/or delivered to Acquiror such additional documents, certificates, opinions and agreements as Acquiror may reasonably request.

         SECTION 9.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDERS.

                  The obligations of the Company to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

                  (a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub made in this Agreement shall be true and correct in all material respects, on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (provided that any representation or warranty contained herein that is qualified by a materiality standard shall not be further qualified hereby), except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time). The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror or Merger Sub to that effect.

                  (b) Agreements and Covenants. The agreements and covenants of Acquiror and Merger Sub required to be performed on or before the Closing Date shall have been performed in all material respects. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror and Merger Sub to that effect.

                  (c) No Order. No Government Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement; provided, however, that the parties shall use their reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted, and any such action or proceeding to be dismissed.

                  (d) Legal Proceedings. No action or proceeding before any Government Entity shall have been instituted or threatened (and not subsequently settled, dismissed, or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the Merger or other transactions contemplated by this Agreement other than an action or proceeding instituted or threatened by the Company.

                  (e) Legal Opinion. The Company and the Stockholders shall have received a legal opinion from counsel (which may be internal counsel) to Acquiror, in form and substance reasonably satisfactory to the Company and the Stockholders.

                  (f) Filing of Certificate of Designations. Delivery by Acquiror of evidence reasonably satisfactory to the Stockholders that the Certificate of Designations for the Acquiror Convertible Preferred Stock has been filed with the Secretary of State of Delaware and has become effective.

                  (g) Merger Filings. Evidence of filing the Articles of Merger with the Secretary of State of Georgia and the Secretary of State of Delaware.

                  (h) Delivery of Acquiror Convertible Preferred Stock. Delivery by Acquiror to the Stockholders of Acquiror Convertible Preferred Stock as provided in Section 2.1(a)(i).

                  (i)  Promissory  Note.  Delivery by Acquiror of the Promissory
Note in the form of Exhibit C attached hereto.

                  (j) Other Closing Documents. Acquiror shall have executed and/or delivered to the Company such additional documents, certificates, opinions and agreements as the Company may reasonably request.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

         SECTION 10.1.     TERMINATION.

                  This Agreement may be terminated at any time prior to the Closing Date:

                  (a)     by mutual written consent of Acquiror and the Company;

                  (b) by Acquiror if the Company shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty shall have become untrue, in any such case such that the conditions precedent to the obligations of Acquiror to close specified in Section 9.2 will not be satisfied;

                  (c) by the Company if Acquiror shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty shall have become untrue, in any such case such that the conditions precedent to the obligation of the Company to close specified in Section 10.3 will not be satisfied;

                  (d) by either Acquiror or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Government Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable; or

                  (e) by either Acquiror or the Company if the Effective Time has not occurred on or prior to February 5, 1999 (unless such date shall be extended by the mutual written consent of the parties); provided, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party whose breach of representations, warranties, covenants or agreements contained in this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date or the inability of such condition to be satisfied.

         SECTION 10.2.     EFFECT OF TERMINATION.

                  If this Agreement is terminated pursuant to Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except that the provisions of Sections 8.4 and 12.11 shall not be extinguished but shall survive such termination, and nothing herein shall relieve any party from liability for any breach hereof and each party shall be entitled to any remedies at law or in equity for such breach.

         SECTION 10.3.     AMENDMENT.

                  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.


         SECTION 10.4.     WAIVER.

                  At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.

ARTICLE XI

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; REMEDIES

         SECTION 11.1.     SURVIVAL OF REPRESENTATIONS.

                  All representations, warranties, covenants, indemnities and other agreements made by any party to this Agreement herein or pursuant hereto, shall be deemed made on and as of the Effective Time as though such representations, warranties, covenants, indemnities and other agreements were made on and as of such date, and all such representations, warranties, covenants, indemnities and other agreements shall survive the Effective Time and any investigation, audit or inspection at any time made by or on behalf of any party hereto, as follows: (a) unless otherwise specified below, representations and warranties shall survive for a period of two (2) years after the Effective Time; (b) representations and warranties with respect to Taxes shall survive until the expiration of the applicable statute of limitations; (c) representations, warranties and covenants for matters relating to title to the capital stock of the Company and the Assets shall continue in full force and effect in perpetuity; and (d) the covenants and agreements in this Article XI and the covenants and agreements which by their terms survive the Effective Time shall continue in full force and effect until fully discharged. Notwithstanding anything herein to the contrary, any representation, warranty, covenant or agreement which is the subject of a claim which is asserted in writing prior to the expiration of the applicable period set forth above shall survive with respect to such claim or dispute until the final resolution thereof.

         SECTION 11.2.     AGREEMENT OF THE COMPANY AND THE STOCKHOLDERS
                           TO INDEMNIFY.

                  Subject to the conditions and provisions of this Article XI, the Company (prior to the Merger) and the Stockholders hereby agree to indemnify, defend and hold harmless Acquiror and its officers, directors, employees, agents and representatives (collectively, the "Acquiror Indemnified Persons") from and against and in respect of all Losses resulting from, imposed upon or incurred by the Acquiror Indemnified Persons, directly or indirectly, by reason of or resulting from any misrepresentation or breach of any representation or warranty, or noncompliance with any conditions or other agreements including, without limitation, failure to obtain consents required in Sections 3.6, given or made by it or the Company or the Stockholders in this Agreement or in any document, certificate or agreement furnished by or on behalf of any such party pursuant to this Agreement. It shall be a condition to the right of any Acquiror Indemnified Person to indemnification pursuant to this Section that such Acquiror Indemnified Person shall assert a claim for such indemnification within the applicable survival periods set forth in Section 11.1 hereof.

         SECTION 11.3.     AGREEMENT OF ACQUIROR TO INDEMNIFY.

                  Subject to the conditions and provisions of this Article XI, Acquiror hereby agree to indemnify, defend and hold harmless the Company (prior to the Merger) and its Stockholders from and against and in respect of all
Losses resulting from, imposed upon or incurred by the Company (prior to the Merger) and its Stockholders, directly or indirectly, by reason of or resulting from any misrepresentation or breach of any representation or warranty, or noncompliance with any conditions or other agreements, given or made by Acquiror in this Agreement or in any document, certificate or agreement furnished by or on behalf of Acquiror pursuant to this Agreement. It shall be a condition to the rights of the Company (prior to the Merger) and its Stockholders to indemnification pursuant to this Section that such party shall assert a claim for such indemnification within the applicable survival periods set forth in
Section 11.1 hereof.

         SECTION 11.4.     CONDITIONS OF INDEMNIFICATION.

                  The obligations and liabilities of the Company, the Stockholders and Acquiror hereunder with respect to their respective indemnities pursuant to this Article XI, resulting from any Third Party Claim shall be subject to the following terms and conditions:

                  (a) The party seeking indemnification (the "Indemnified Party") must give the other party (the "Indemnifying Party"), notice of any Third Party Claim which is asserted against, imposed upon or incurred by the Indemnified Party and which may give rise to liability of the Indemnifying Party pursuant to this Article XI, stating (to the extent known or reasonably anticipated) the nature and basis of such Third Party Claim and the amount thereof; provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent that the Indemnifying Party shall have suffered actual material damage by reason of such failure.

                  (b) Subject to Section 11.4(c) below, the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Third Party Claim at the Indemnifying Party's risk and expense.

                  (c) In the event that (i) the Indemnifying Party shall elect not to undertake such defense, (ii) within a reasonable time after notice from the Indemnified Party of any such Third Party Claim, the Indemnifying Party shall fail to undertake to defend such Third Party Claim, or (iii) there is a reasonable probability that such Third Party Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, then the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party. In the event that the Indemnified Party undertakes the defense of a Third Party Claim under this Section 11.4(c), the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the reasonable costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

                  (d) Anything in this Section 11.4 to the contrary notwithstanding, (i) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise such Third Party Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Third Party Claim in form and substance reasonably satisfactory to the Indemnified Party; (ii) in the event that the Indemnifying Party undertakes the defense of such Third Party Claim, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to participate in the defense, compromise or settlement thereof and each party and its counsel and other representatives shall cooperate with the other party and its counsel and representatives in connection therewith; and (iii) in the event that the Indemnifying Party undertakes the defense of such Third Party Claim, the

Indemnifying Party shall have an obligation to keep the Indemnified Party informed of the status of the defense of such Third Party Claim and furnish the Indemnified Party with all documents, instruments and information that the Indemnified party shall reasonably request in connection therewith.

                  (e) Subject to the provisions of this Article XI, in the event of a Material Variance, Acquiror shall be indemnified, on a dollar-for-dollar basis, for the difference between the Company Audited Financial Statements and the Company Unaudited Financial Statements with respect to TOTAL ASSETS, TOTAL LIABILITIES, NET INCOME and NET ORDINARY INCOME (the "Audit Adjustment"), provided, that if a line item affects more than one of the above specified categories, the line item's effect on only one category shall be factored into the Audit Adjustment. The Audit Adjustment, if any, shall be paid by Stockholders by reducing the number of Tranche 2 Shares issuable to the Stockholders by an amount equal to the amount of the Audit Adjustment divided by the Market Price (as defined in the Certificate of Designations) of a share of Common Stock as of the Closing Date.

                  (f) Subject to the provisions of this Article XI, the Stockholders shall, jointly and severally, indemnify and hold harmless Acquiror for and against any Losses arising from or in connection with (i) those matters set forth on Schedule 3.17 (Taxes and Assessments) and (ii) any Taxes which become due and payable with respect to the Company for the Company's fiscal years ended December 31, 1998 and on the Closing Date, on a dollar-for-dollar basis (collectively, a "Tax Liability"); provided, that the Stockholders shall have no liability with respect to a Tax Liability until the total damages exceed $50,000, and then only for the amount by which such damages exceed $50,000; provided, further that the Stockholders shall have liability under this paragraph (f) only with respect to claims for Tax Liability made by the Acquiror on or before December 31, 2002. The Tax Liability, if any, shall be paid by the Stockholders by (i) first, reducing the number of Tranche 2 Shares issuable to the Stockholders by an amount equal to the amount of the Tax Liability divided by the Market Price (as defined in the Certificate of Designations) of a share of Common Stock as of the Closing Date, and (ii) second, if the Tranche 2 Shares issuable to the Stockholders are not sufficient to satisfy the Tax Liability in full or if Tranche 2 Shares have already been issued to the Stockholders, in cash. For purposes of this Section, Tranche 2 Shares which are only issued if the Target Achievement Percentage (as defined in the side letter) is greater than 50% will not be considered issuable unless and until a determination is made under the side letter that the Stockholders are entitled to such Tranche 2 Shares.

                  (g) Subject to the provisions of this Article XI, Acquiror may satisfy any claim for indemnification by reducing the number of Tranche 2 shares issuable to the Stockholders by an amount equal to the amount of the claim divided by the Market Price (as defined in the Certificate of Designations) of a share of Common Stock as of the Closing Date; provided, however, that Acquiror's indemnification setoff rights with respect to all such claims, other than a claim relating to a Material Variance or a Tax Liability, shall be limited to 125,000 of the Tranche 2 Shares.

         SECTION 11.5      LIMITATIONS.

Anything contained herein to the contrary notwithstanding, no claim shall be made by Acquiror under this Article XI until the aggregate of any such damages exceeds $100,000; provided, however, if the aggregate of such damage exceeds $100,000, the Stockholders shall be liable for all such damages, not just the excess over $100,000; provided, however, that this limitation shall not apply to any claims under Sections 11.4(e) or 11.4(f) or with respect to a Material Variance or Tax Liability.

         SECTION 11.6.     NO RECOURSE AGAINST THE COMPANY.

                  The Stockholders hereby irrevocably waive any and all right to recourse against the Company with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions or covenants, given or made by the Stockholders or the Company in this Agreement or any document, certificate or agreement entered into or delivered pursuant hereto. The Stockholders shall not be entitled to contribution from, subrogation to or recovery against the Company with respect to any liability of the Stockholders or the Company that may arise under or pursuant to this Agreement or the transactions contemplated hereby.

         SECTION 11.7.     REMEDIES CUMULATIVE.

                  The remedies provided herein shall be cumulative and shall not preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies against the other, or their respective successors or assigns.

ARTICLE XII

GENERAL PROVISIONS

         SECTION 12.1.     NOTICES.

                  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail
(postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

                  (a)      If to Acquiror or Merger Sub:

                           eGlobe, Inc.
                           4260 E. Evans Avenue
                           Denver, Colorado  80222
                           Telecopier No.:  (303) 782-9628
                           Attention:  Ronald Fried and Colin Smith

                  (b)      If to the Company:

                           TeleKey, Inc.
                           229 Peachtree Street, Suite 1102
                           Atlanta, Georgia 30303
                           Telecopier No.:  (404) 577-5999
                           Attention:  David J. McDaniel

                           with a copy to:

                           Arnall Golden & Gregory, LLP
                           2800 One Atlantic Center
                           1201 W. Peachtree Street
                           Atlanta, Georgia 30309-3450
                           Telecopier No.: (404) 873-8631
                           Attention: Sherman A. Cohen, Esq.



         SECTION 12.2.     CERTAIN DEFINITIONS.

              For purposes of this Agreement, the term:

                  (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

                  (b) "Assets" shall mean the assets, rights and properties, whether owned, leased or licensed, real, personal or mixed, tangible or intangible, that are used, useful or held for use in connection with the business of the Company.

                  (c) "Acquiror Material Adverse Effect" means any material adverse effect on the assets, business, financial condition or results of operations of the Acquiror and its subsidiaries, taken as a whole.

                  (d) "Company Material Adverse Effect" means any material adverse effect on the Assets or on the business, financial condition or results of operations of the Company.

                  (e) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

                  (f) "Encumbrances" means mortgages, liens, pledges, encumbrances, security interests, deeds of trust, options, encroachments, reservations, orders, decrees, judgments, restrictions, charges, contract rights, claims or equity of any kind.

                  (g) "Government Entity" means any United States or other national, state, municipal or local government, domestic or foreign, any subdivision, agency, entity, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

                  (h) "knowledge of the Company and the Stockholders" or "to the Company's and Stockholders' knowledge" means the actual, current personal knowledge of David J. McDaniel, Harold M. Solomon and Sanford H. Levings, Jr., which any of them has, but without independent investigation beyond their duties as officers and directors of the Company.

                  (i) "Laws" means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified persons or entities.

                  (j) "Losses" means all demands, losses, claims, actions or causes of action, assessments, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements.

                  (k) "Material Contracts" means, collectively, all contracts which (a) involve an aggregate annual expenditure by the Company of $5,000 or more, (b) are not cancelable by the Company without cost on 60 days or less notice, (c) are with any current customer, supplier or distribution partner and have an unexpired term of 2 or more years, and (d) restrict or regulate in any manner the conduct of business of the Company, require the referral of any business by the Company, or require or purport to require the payment of money or the acceleration of performance of any obligations of the Company by virtue of the Closing and "Material Contract" means each of the Material Contracts, individually.

                  (l) "Material  Leases" means,  collectively,  all leases which
(a) involve an aggregate  annual  expenditure  by the Company of $5,000 or more,
(b) are not cancelable by the Company without cost on 60 days or less notice, or
(c) have a term
which extends for more than one year from the Closing and "Material Lease" means each of the Material Leases, individually.

                  (m) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group.

                  (n) "Subsidiary" means a corporation, partnership, joint venture or other entity of which the Company owns, directly or indirectly, at least 50% of the outstanding securities or other interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body or otherwise exercise control of such entity.

                  (o) "Third Party Claim" means any claim or other assertion of liability by a third party.

         SECTION 12.3.     HEADINGS.

                  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 12.4.     SEVERABILITY.

                  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 12.5.     ENTIRE AGREEMENT.

                  This Agreement (together with the Exhibits, the Schedules and the other documents delivered pursuant hereto) constitutes the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

         SECTION 12.6.     SPECIFIC PERFORMANCE.

                  The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder.

         SECTION 12.7.     ASSIGNMENT.

                  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         SECTION 12.8.     THIRD PARTY BENEFICIARIES.

                  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the Acquiror Indemnified Persons under Article XI hereof.

         SECTION 12.9.     GOVERNING LAW.

                  This  Agreement   shall  be  governed  by,  and  construed  in
accordance with, the laws of the State of Delaware (without regard to the choice of law rules thereof).

         SECTION 12.10.    COUNTERPARTS.

                  This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 12.11.    FEES AND EXPENSES.

                  Except as otherwise provided for in this Agreement, each party hereto shall pay its own fees, costs and expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein.

                  IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT AND PLAN OF MERGER to be executed and delivered as of the date first written above.

                                    EXECUTIVE TELECARD, LTD. D/B/A EGLOBE, INC.

                                    By:
                                        ----------------------------------------
                                             Name:
                                                   -----------------------------
                                             Title:
                                                    ----------------------------



                                    EGLOBE MERGER SUB NO. 2, INC.

                                    By:
                                        ----------------------------------------
                                             Name:
                                                   -----------------------------
                                             Title:
                                                    ----------------------------



                                    TELEKEY, INC.

                                    By:
                                        ----------------------------------------
                                             Name:
                                                   -----------------------------
                                             Title:
                                                    ----------------------------

                                   _____________________________________________
                                   Sanford H. Levings, Jr.

                                   _____________________________________________
                                   David J. McDaniel

                                   _____________________________________________
                                    Harold M. Solomon